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As filed with the Securities and Exchange Commission on October 26, 2000

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

BIOJECT MEDICAL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

OREGON	93-1099680
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7620 Bridgeport Road
Portland, Oregon 97224
(503) 639-7221
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

BIOJECT MEDICAL TECHNOLOGIES, INC.
2000 EMPLOYEE STOCK PURCHASE PLAN
(Full title of plan)

James C. O'Shea
Chief Executive Officer
7620 S.W. Bridgeport Road
Portland, Oregon 97224
(503) 639-7221
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
TODD A. BAUMAN
Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, Oregon 97204-1268
(503) 224-3380

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock	150,000 shares	$5.8125	$871,875	$230.10

(1)
The proposed maximum offering price per share and proposed maximum aggregate offering price were estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933. The calculation of the registration fee is based on the average of the high and low prices of the common stock on the Nasdaq SmallCap Market for October 23, 2000.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

    The following documents filed by Bioject Medical Technologies, Inc. (the "Registrant") with the Securities and Exchange Commission are incorporated herein by reference:

      (a) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

      (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

      (c) The description of the authorized capital stock of the Registrant contained in the Registrant's registration statement filed under Section 12 of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating the description.

    All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities.

    Not Applicable.

Item 5. Interests of Named Experts and Counsel.

    Not Applicable.

Item 6. Indemnification of Directors and Officers.

    Generally, Sections 60.387 through 60.414 of the Oregon Business Corporation Act (the "Oregon Act") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers in circumstances where the officer or director acted in good faith, in a manner that the director or officer reasonably believed to be in (or at least not opposed to) the best interests of the corporation and, if in a criminal proceeding, if the director or officer had no reasonable cause to believe his conduct was unlawful. Article IX of the Company's Amended and Restated Bylaws provides for indemnification to the greatest extent permitted by the Oregon Act.

    Section 60.047 of the Oregon Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages resulting from conduct as a director, except in certain circumstances involving breach of the director's duty of loyalty to the corporation or its shareholders, intentional misconduct or knowing violation of the law, self dealing or approval of illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VII of the Company's Articles of Incorporation contains provisions implementing, to the fullest extent allowed, limitations on a director's liability to the Company or its shareholders. The Company currently maintains officers' and directors' liability insurance.

Item 7. Exemption From Registration Claimed.

    Not Applicable.

Item 8. Exhibits.

  4.1
  Amended and Restated Articles of Incorporation of the Registrant. Incorporated by reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

  4.2
  Amended and Restated Bylaws of the Registrant. Incorporated by reference to Exhibit 3.2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994.

  5.1
  Opinion of Stoel Rives LLP.

  23.1
  Consent of Independent Public Accountants.

  23.2
  Consent of Stoel Rives LLP (included in Exhibit 5.1).

  24
  Power of Attorney.

Item 9. Undertakings.

  (a)
  The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon on October 26, 2000.

BIOJECT MEDICAL TECHNOLOGIES, INC.
By:	/s/ CHRISTINE M. FARRELL Christine M. Farrell Controller and Secretary

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* JAMES C. O'SHEA James C. O'Shea	Chairman of the Board and Chief Executive Officer and President Principal Executive, Financial and Accounting Officer	September 28, 2000
* WILLIAM A. GOUVEIA William A. Gouveia	Director	September 26, 2000
* JOHN RUEDY, M.D. John Ruedy, M.D.	Director	September 26, 2000
* GRACE KEENEY FEY Grace Keeney Fey	Director	September 26, 2000
* ERIC T. HERFINDAL Eric T. Herfindal	Director	September 26, 2000
* RICHARD J. PLESTINA Richard J. Plestina	Director	September 29, 2000
* EDWARD FLYNN Edward Flynn	Director	September 26, 2000

*By:	/s/ CHRISTINE M. FARRELL
Christine M. Farrell Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Document Description
4.1	Amended and Restated Articles of Incorporation of the Registrant. Incorporated by reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.
4.2	Amended and Restated Bylaws of the Registrant. Incorporated by reference to Exhibit 3.2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994.
5.1	Opinion of Stoel Rives LLP.
23.1	Consent of Independent Public Accountants.
23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1).
24	Power of Attorney.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX